NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Scott Thien
October 26, 2023	Senior Internal Communications Lead
sthien@fhlbi.com | 317-902-3103

Federal Home Loan Bank of Indianapolis Announces Third Quarter 2023 Dividends, Reports Earnings
INDIANAPOLIS — Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its third quarter 2023 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 8.25% and 3.25%, respectively. The higher dividend rate on activity-based stock reflects the Board's discretion under the Bank's capital plan to reward members that use FHLBank Indianapolis in support of their liquidity needs.

The dividends will be paid in cash on October 27, 2023.

Earnings Highlights
Net income, for the third quarter of 2023, was $91 million, an increase of $44 million compared to the corresponding quarter in the prior year. The increase was substantially due to higher earnings on the portion of the Bank's assets funded by its capital1, driven substantially by the increase in market interest rates, and an increase in the average balances outstanding of interest-earning assets, primarily advances.

Net income, for the nine months ended September 30, 2023, was $274 million, an increase of $167 million compared to the corresponding period in the prior year. The increase was substantially due to higher earnings on the portion of the Bank's assets funded by its capital1, driven substantially by the increase in market interest rates, an increase in the average balances outstanding of interest-earning assets, primarily advances, and net gains on the extinguishments of certain consolidated obligations.

1    FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the size of the Bank's balance sheet and the spread between the interest earned on its assets and the interest cost of funding with consolidated obligations. Because of the Bank's inherent relatively low interest-rate spread, it has historically derived a substantial portion of its net interest income from deploying its interest-free capital in floating-rate assets.

Affordable Housing Program Allocation

The Bank's Affordable Housing Program ("AHP") provides grant funding to support housing for low- and moderate-income families in communities served by its Michigan and Indiana members. Full-year 2023 AHP allocations will be available to the Bank's members in 2024 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

For the nine months ended September 30, 2023, AHP assessments2 totaled $31 million. In addition, the Bank voluntarily allocated $6 million, reported in other expenses, to further support its AHP and additional affordable housing, small business and community investment programs.

As a result, the Bank's combined required and voluntary allocation in the first nine months of 2023 totaled $37 million, an increase of $22 million, or 145%, compared to the corresponding period in the prior year, which demonstrates the Bank's commitment to promoting affordable, sustainable and equitable housing in Michigan and Indiana.

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Interest income (a)	$974	$403	$2,743	$714
Interest expense (a)	846	330	2,388	513
Provision for credit losses	—	—	—	—
Net interest income after provision	128	73	355	201
Other income (loss) (b)	—	7	39	(2)
Other expenses	27	28	89	80
AHP assessments	10	5	31	12

Net income	$91	$47	$274	$107

(a)    Includes hedging gains (losses) and net interest settlements on fair-value hedge relationships. The Bank uses derivatives, specifically interest-rate swaps, to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges and, therefore, changes in the estimated fair value of the derivative, and changes in the fair value of the hedged item that are attributable to the hedged risk, are recorded in net interest income.
(b)    Includes impact of purchase discount (premium) recorded through mark-to-market gains (losses) on trading securities and net interest settlements on derivatives hedging trading securities, while generally offsetting interest income on trading securities is included in interest income.

2    Each year, Federal Home Loan Banks are required to allocate to the AHP 10% of earnings, defined for this purpose as income before assessments plus interest expense on mandatorily redeemable capital stock.

Balance Sheet Highlights
Total assets, at September 30, 2023, were $71.0 billion, a net decrease of $1.2 billion, or 2%, from December 31, 2022.

Advances 3
Advances outstanding, at September 30, 2023, at carrying value, totaled $34.8 billion, a net decrease of $1.9 billion, or 5%, from December 31, 2022. The par value of advances outstanding decreased by 4% to $35.6 billion, which included a net decrease in short-term advances of 32% and a net increase in long-term advances of 13%.

The par value of advances outstanding to depository institutions — comprising commercial banks, savings institutions and credit unions — decreased by 6%, while advances outstanding to insurance companies decreased by 2%. As a percent of total advances outstanding at par value, at September 30, 2023, advances to depository institutions were 63%, while advances to insurance companies were 37%.

Mortgage Loans Held for Portfolio 4
Purchases of mortgage loans from the Bank's members, for the nine months ended September 30, 2023, totaled $1.1 billion. Mortgage loans held for portfolio, at September 30, 2023, totaled $8.3 billion, a net increase of $574 million, or 7%, from December 31, 2022, as the Bank's purchases exceeded principal repayments by borrowers.

Liquidity Investments 5

Liquidity investments, at September 30, 2023, totaled $8.2 billion, a net decrease of $2.6 billion, or 24%, from December 31, 2022. However, our liquidity remained well above regulatory requirements and continues to enable the Bank to be a reliable liquidity provider to its members. The portion of U.S. Treasury obligations classified as trading securities decreased by $1.8 billion, or 80%, to $447 million, as substantially all of the Bank's purchases of U.S. Treasury obligations in 2023 were classified as available-for-sale. Cash and short-term investments decreased by $817 million, or 10%, to $7.8 billion. As a result of this activity, cash and short-term investments represented 95% of the total liquidity investments at September 30, 2023, while U.S. Treasury obligations represented 5%.

Other Investment Securities

Other investment securities, which consist substantially of mortgage-backed securities and U.S. Treasury obligations classified as held-to-maturity or available-for-sale, at September 30, 2023, totaled $19.0 billion, a net increase of $2.6 billion, or 16%, from December 31, 2022, due to purchases of U.S. Treasury obligations and mortgage-backed securities to continue to support the Bank's financial position.

3    Advances are secured loans that the Bank provides to its member institutions.
4    The Bank purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
5    The Bank's liquidity investments consist of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold              and U.S. Treasury obligations. Such investments enable the Bank to be a reliable liquidity provider to its members.

Consolidated Obligations 6
FHLBank Indianapolis' consolidated obligations outstanding, at September 30, 2023, totaled $65.4 billion, a net decrease of $1.9 billion, or 3%, from December 31, 2022, which reflected lower funding needs associated with the net decrease in the Bank's total assets.

Capital 7
Total capital, at September 30, 2023, was $3.7 billion, a net increase of $285 million, or 8%, from December 31, 2022. The net increase primarily resulted from the growth of retained earnings and issuances of capital stock to support advance activity, partially offset by the Bank's voluntary repurchases of its members' excess stock during the third quarter totaling $200 million.
The Bank's regulatory capital-to-assets ratio8, at September 30, 2023, was 5.72%, which exceeds all applicable regulatory capital requirements.

6 The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.
7    FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.
8    Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	September 30, 2023	December 31, 2022
Advances	$34,781	$36,683
Mortgage loans held for portfolio, net	8,261	7,687
Liquidity investments	8,205	10,805
Other investment securities (a)	18,973	16,420
Other assets	821	689

Total assets	$71,041	$72,284

Consolidated obligations	$65,353	$67,270
MRCS	368	373
Other liabilities	1,651	1,257
Total liabilities	67,372	68,900

Capital stock (b)	2,227	2,123
Retained earnings (c)	1,469	1,287
Accumulated other comprehensive income (loss)	(27)	(26)
Total capital	3,669	3,384

Total liabilities and capital	$71,041	$72,284

Total regulatory capital (d)	$4,064	$3,783

Regulatory capital-to-assets ratio	5.72%	5.23%

(a)    Includes held-to-maturity and available-for-sale securities.
(b)    Putable by members at par value.
(c)    Includes restricted retained earnings, at September 30, 2023 and December 31, 2022, of $377 million and $323 million, respectively.
(d)     Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of September 30, 2023, and its results for the three and nine months then ended, will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Quarterly Report on Form 10-Q.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events and performance. Forward-looking statements can be identified by words such as "will," "believes," "may," "temporary," "estimates," and "expects" or the negative of these words or comparable terminology. Each forward-looking statement contained in this news release reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this news release speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

###

Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com and follow the Bank on LinkedIn and X (also known as Twitter) at @FHLBankIndy.